Exhibit 99.1

   FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR
                                    BUSINESS

     We have identified important risks and uncertainties that could affect the our results of operations, business or financial condition and that could cause them to differ materially from our historical results of operations, financial condition or business, or those contemplated by forward-looking statements made herein or elsewhere by, or on behalf of, us. Factors that could cause or contribute to such differences include, but are not limited to, those factors described below.

     LOSS OF KEY PERSONNEL COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS. The loss of certain key personnel could adversely affect our operations. Our success depends in large part on the retention of a limited number of key persons, including: Malcolm M. Aslin, our President and Chief Executive Officer, and Rick
J. Tremblay, our Executive Vice President and Chief Financial Officer. We will likely undergo a difficult transition period if we lose the services of these individuals. In recognition of this risk, we own, and are the beneficiary of, insurance policies on the lives of these key employees and have entered into an employment agreement with Mr. Aslin.

     We also place great value on the experience of the presidents of our subsidiary banks and the community bank presidents in each of our markets and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking locations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

     WE MAY NOT BE ABLE TO MAINTAIN OUR GROWTH RATE. It may be difficult for us to maintain our rapid rate of growth. The out-state market areas we now serve offer more limited opportunities for growth than our metropolitan markets and we are currently considering the sale of our branches in many of these out-state markets. We believe future growth in our revenues and net earnings will depend primarily on our internal growth in the metropolitan markets where we are located. Other financial institutions in these metropolitan markets also compete intensely for assets and deposits. This competition may adversely affect our ability to profitably grow our asset and deposit base.

     During the period from 1996 to 2000, we grew significantly through acquisitions. While in the future we may supplement our internal growth through future acquisitions in metropolitan markets, primarily in the Midwest and the west coast of Florida, there is great competition for such acquisition candidates. We may not be successful in identifying, or evaluating risks inherent in, any such acquisition candidates or be able to acquire such acquisition candidates on terms we feel are favorable. We do not anticipate making any additional acquisitions in the next 12 to 18 months.

     Our objectives for earnings growth, return on equity and return on assets have been achieved primarily through extensive growth in loans in Kansas and Florida. Satisfying these objectives in the future will require increasing amounts of capital to meet regulatory requirements. We may not be able to obtain such capital in adequate amounts or on attractive terms.

     OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE. Our allowance for loan losses may not be adequate to cover actual loan losses. As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to cover repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Additionally, approximately 86.3% of our loan portfolio on June 30, 2003 consisted of construction loans, agricultural loans, loans secured by commercial real estate, and commercial business loans. These loans generally involve a greater degree of risk of nonpayment or late payment than home equity loans or residential mortgage loans and carry higher loan balances. The risk of loss will vary with general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and the quality and value of the collateral in the case of collateralized loans, among other things. Our credit risk with respect to our real estate and construction loan portfolio relates principally to the general creditworthiness of individuals and the value of real estate serving as security for the repayment of such loans. Our credit risk with respect to our commercial and consumer installment loan portfolio relates principally to the general


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creditworthiness  of  businesses  and  individuals within our local markets. Our credit risk with respect to our agricultural loan portfolio relates, among other factors, to commodity prices and weather patterns.

     We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Material additions to our allowance for loan losses would have a material adverse effect on our net earnings.

     CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT PROFITABILITY. We may be unable to manage interest rate risk that could reduce our net interest income. Like other financial institutions, our results of operations are impacted principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. Interest rate cuts by the Federal Reserve throughout 2003, 2002 and 2001 have generally reduced our net interest margin. While we continually take measures intended to manage the risks from changes in market interest rates, including interest rate swap agreements, changes in interest rates can still have a material adverse effect on our profitability.

     Although this has not been the case to date, the recently discovered defalcations by Mr. Gullion and the loss of Gold Bank-Kansas' "well-managed" status may result in a reputational or credibility risk that could require our banks to pay higher rates for deposits.

     FUNDING OUR SUBSTANTIAL CASH REQUIREMENTS WITH DIVIDENDS FROM OUR BANK SUBSIDIARIES WILL REDUCE THE CAPITAL LEVELS OF THE BANKS AND THUS THEIR ABILITY TO GROW. We are a separate legal entity from our subsidiaries and do not have significant operations of our own. We depend primarily on dividends we receive from our subsidiaries, which may be limited by statute and regulations, and our cash and liquid investments to pay dividends on our common stock and to pay our operating expenses. In addition, we had an aggregate outstanding amount of $113.3 million in subordinated debt and trust preferred securities, as compared to total equity of $240.5 million outstanding, as of June 30, 2003. Our annual interest payments due on these borrowings were approximately $7.5 million as of June 30, 2003. In the current interest rate environment, the effect of our interest rate swap agreement will be to reduce such interest payments. We are also dependent on dividends from our bank subsidiaries to service these borrowings, and ultimately for principal repayment at maturity, as well as to service our line of credit. The FRB-KC and the Commissioner have the authority to prohibit or limit the payment of dividends by our banking subsidiaries to us and the FRB-KC has the authority to prohibit or limit the payment of dividends by us to our stockholders.

     Even if our subsidiaries are able to generate sufficient earnings to pay dividends to us, their boards of directors may decide to retain a greater portion of their earnings to maintain existing capital or achieve additional capital necessary in light of the financial condition, asset quality or regulatory requirements of the subsidiaries or other business considerations. The extent to which our bank subsidiaries pay us a significant portion of their retained earnings as dividends to fund our substantial cash requirements may also reduce the ability of the bank subsidiaries to grow while maintaining regulatory capital ratios at "well capitalized" standards set by federal regulators.

     LOSS OF LIQUIDITY DUE TO BREACHES UNDER OUR CREDIT FACILITIES. As a result of the misappropriation of funds by Mr. Gullion and the actions taken by bank regulatory authorities in response thereto, the Federal Home Loan Banks of Topeka and Des Moines could assert that the events described above under "-Internal Investigation and Regulatory Examination" permit them to declare Gold Bank-Kansas in default as a result of a material adverse change or other similar covenant default. To date, neither of the Federal Home Loan Banks have notified us that they consider the Gold Bank-Kansas agreement for advances to be in default. As of June 30, 2003, Gold Bank-Kansas had approximately $339 million outstanding under its agreement with the FHLB of Topeka and approximately $16 million outstanding under its agreement with the FHLB Des Moines. See "-Capital and Liquidity."

     After we and Gold Bank-Kansas have entered into the formal written agreements with the OSBC and the FRB-KC discussed above under "-Internal Investigation and Regulatory Examination", we intend to seek any


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necessary  waivers from the Federal Home Loan Banks of Topeka and Des Moines. If
we are unable to obtain waivers of these defaults or replace these lines of credit with alternative financing on reasonable terms or conditions, this could have a material adverse affect on Gold Bank-Kansas' liquidity and ability to fund additional loan growth while maintaining sufficient capital levels.

     LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR OPERATIONS. Changes in the local economic conditions could adversely affect our loan portfolio and results of operations. Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers in those markets in Kansas, Oklahoma, Missouri and Florida, including a number of rural markets, where our subsidiary banks operate or are expected to operate. Our commercial, agricultural, real estate and construction loans, and the ability of the borrowers to repay these loans and the value of the collateral securing these loans, are impacted by the local economic conditions. Favorable economic conditions may not continue in such markets.

     OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK IS LIMITED BY THE ABILITY OF OUR SUBSIDIARY BANKS TO PAY DIVIDENDS UNDER APPLICABLE LAW AND BY CONTRACTS RELATING TO OUR TRUST PREFERRED SECURITIES. Our ability to pay dividends on our common stock largely depends on our receipt of dividends from our subsidiary banks. The amount of dividends that our subsidiary banks may pay to us is limited by federal and state banking laws and regulations. As a financial holding company, our subsidiary banks are required to maintain capital sufficient to meet the "well capitalized" standard set by the regulators and will be able to pay dividends to us only so long as their capital continues to exceed these levels. We or our banks may decide to limit the payment of dividends even when we or they have the legal ability to pay them in order to retain earnings for use in our or our banks' business. Under contracts relating to our trust preferred securities, we are prohibited from paying dividends on our common stock if we have not made required payments on, or have elected to defer payments of interest on, the junior subordinated debentures that support our trust preferred securities or if an event of default has occurred and is continuing with respect to such debentures. Substantially similar contractual provisions related to the trust preferred securities for Gold Bank-Florida limit the payment of dividends by our Florida intermediate holding company.

     OUR SHAREHOLDER RIGHTS PLAN AND PROVISIONS IN OUR ARTICLES OF INCORPORATION AND OUR BYLAWS MAY DELAY OR PREVENT AN ACQUISITION OF US BY A THIRD PARTY. Our board of directors has implemented a shareholder rights plan. The rights, which are attached to our shares and trade together with our common stock, have certain anti-takeover effects. The plan may discourage or make it more difficult for another party to complete a merger or tender offer for our shares without negotiating with our board of directors or to launch a proxy contest or to acquire control of a larger block of our shares. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our board of directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

     Our articles of incorporation and our bylaws contain provisions, including a staggered board and advance notice of stockholder proposals and board nominees, that make it more difficult for a third party to gain control or acquire us without the consent of our board of directors. These provisions also could discourage proxy contests and may make it more difficult for dissident shareholders to elect representatives as directors and take other corporate actions. These provisions of our governing documents may also have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.